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                                                                 EXHIBIT 10.eee


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     PURCHASE AND SALE AGREEMENT

     COPLEY PLACE CENTRAL AREA AND
     DARTMOUTH STREET GARAGE

     SELLER:

     JMB REALTY CORPORATION,
     a Delaware corporation

     CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XIII, an Illinois limited partnership

     URBAN INVESTMENT AND DEVELOPMENT CO.,
     an Illinois general partnership


     BUYER:

     OVERSEAS PARTNERS CAPITAL CORP.,
     a Delaware corporation

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Dated as of December 31, 1996
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                          PURCHASE AND SALE AGREEMENT

             COPLEY PLACE CENTRAL AREA AND DARTMOUTH STREET GARAGE

     THIS AGREEMENT ("AGREEMENT") is made as of December 31 , 1996 (the "EFFECTIVE DATE"), by and among CARLYLE REAL ESTATE LIMITED PARTNERSHIP XIII, an Illinois limited partnership ("CARLYLE"), URBAN INVESTMENT AND DEVELOPMENT CO., an Illinois general partnership ("Urban"), and JMB REALTY CORPORATION, a Delaware corporation ("JMB", and collectively with Urban and Carlyle, "SELLER"), and OVERSEAS PARTNERS CAPITAL CORP., a Delaware corporation ("BUYER").

                                    RECITALS

     WHEREAS, Carlyle, Urban and JMB are the sole partners of Copley Place Associates, an Illinois general partnership ("CPA"); and

     WHEREAS, CPA is the owner of 100% of the issued and outstanding common stock (the "Nominee Stock") of Copley Place Associates Nominee Corporation, a Delaware corporation ("Nominee"); and

     WHEREAS, The Massachusetts Turnpike Authority ("MTA") is the owner of a certain parcel of land in Boston, Massachusetts, containing approximately 9.5 acres upon which has been constructed a mixed-use development commonly known as Copley Place (the "PROJECT"); and

     WHEREAS, to facilitate the construction of the Project, the MTA entered into a certain Amended and Restated Lease, dated as of January 31, 1980, with Urban Investment and Development Co., a Delaware corporation ("UIDC") and predecessor-in-interest to Urban (as the same has been amended, the "MASTER LEASE"), whereby the MTA leased certain air rights consisting of the Project to Urban; and

     WHEREAS, UIDC entered into a sublease of a portion of the premises demised by the Master Lease with UIDC of Massachusetts, Inc. ("UIDC-MA"), predecessor in interest to CPA (such sublease, as the same has been amended, the "CENTRAL AREA SUBLEASE"); and

     WHEREAS, Nominee is the record owner, as nominee for CPA pursuant to a certain Nominee Agreement dated as of July 18, 1989, between CPA and Nominee (the "NOMINEE AGREEMENT"), of the subleasehold interest created by the Central Area Sublease and the owner of the improvements constructed on the premises demised by the Central Area Sublease (collectively, the "CENTRAL AREA"); and





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     WHEREAS, CPA is the record owner of the leasehold interest created by that certain Sublease Agreement for Garage Facilities, dated February 22, 1982, between UIDC-MA and Marriott Urban Boston Venture (the "MARRIOTT GARAGE SUBLEASE")

     WHEREAS, Urban is the record owner of the leasehold interest created by that certain Indenture of Lease, dated as of March 7, 1986 (the "DARTMOUTH GARAGE LEASE") and is the owner of the improvements constructed on the premises demised thereby commonly known as the Dartmouth Street Garage (such leasehold interest and improvements being collectively referred to herein as the "DARTMOUTH GARAGE"); and

     WHEREAS, each of Carlyle, Urban and JMB desire to form Copley Place Associates, LLC, a Delaware limited liability company (the "COMPANY"), the membership interests in which shall be owned by Carlyle, Urban and JMB in the same proportion as their respective interests in CPA, and in which JMB will be the managing member pursuant to an agreement by and between Carlyle, Urban and JMB; and

     WHEREAS, immediately after the formation of the Company, Carlyle, Urban and JMB desire to merge CPA into the Company by the execution of the certificate of merger in the form of Exhibit "A" (the "CERTIFICATE OF MERGER") and filing of the same with the Secretary of State of the State of Delaware, with the result that the Company will be the owner of 100% of the Nominee Stock and all of CPA's right, title and interest in and to the "Personal Property", "Property Agreements" and "Intangible Property" (each as defined below) related to the Central Area; and

     WHEREAS, immediately after the execution and filing of the Certificate of Merger, Urban wishes to contribute its interest in the Dartmouth Garage to the Company in return for an increased membership interest in the Company; and

     WHEREAS, immediately after the contribution by Urban of its interest in the Dartmouth Garage to the Company, Buyer wishes to purchase the "Buyer Percentage" (as defined below) of the membership interests in the Company (the "SUBJECT INTERESTS"), subject to the Property Agreements in which Buyer shall cause the Company to join for certain limited purposes as set forth therein; and

     WHEREAS, the Subject Interests shall consist of the entire membership interest of Carlyle in the Company (the "CARLYLE INTEREST"), the entire membership interest of Urban in the Company after taking into account the effect of the contribution by Urban to the Company of its interest in the Dartmouth Garage (the "URBAN INTEREST") and that portion of the membership interest of JMB in the Company which, when taken together with the Carlyle Interest and the Urban Interest, will result in Buyer owning the Buyer Percentage of the membership interests in the Company (the "SUBJECT JMB INTEREST"); and





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     WHEREAS, in consideration of the "Purchase Price" (as defined below) and the various covenants and promises of the parties hereto, each of Carlyle, Urban and JMB desire to sell the Carlyle Interest, the Urban Interest, and the Subject JMB Interest, respectively, to Buyer, subject to the Property Agreements, and admit Buyer as an additional member in the Company; and

     WHEREAS, immediately after the admission of Buyer as a member in the Company, Carlyle and Urban desire to withdraw from the Company; and

     WHEREAS, immediately after the withdrawal of Carlyle and Urban from the Company, JMB and Buyer desire to enter into the written limited liability company agreement for the Company in the form of Exhibit "B" (the "LLC AGREEMENT"), which will amend and restate in their entirety all prior agreements and understandings with respect to the Company, and which will reflect the foregoing transactions (and Carlyle and Urban desire to enter into a joinder to such LLC Agreement from the Company solely to confirm the assignment of the Carlyle Interest and the Urban Interest to Buyer and their withdrawal from the Company); and

     WHEREAS, immediately after the execution of the LLC Agreement, Seller shall cause the termination of the "Existing Management Agreements" (as defined below); and

     WHEREAS, immediately after the termination of the Existing Management Agreements, the Company, as owner, and Overseas Management, Inc., a Delaware corporation ("MANAGER"), as manager, shall execute the management agreement in the form of Exhibit "C" (the "MANAGEMENT AGREEMENT"); and

     WHEREAS, immediately after the execution of the Management Agreement, Manager, as manager, and Urban Retail Properties Co., a Delaware corporation ("URPC"), as consultant, shall execute the consulting agreement in the form of Exhibit "D" (the "CONSULTING AGREEMENT") in which buyer shall cause the Company to join for certain limited purposes as set forth therein; and

     WHEREAS, the parties intend that all of the foregoing transactions (collectively, the "CLOSING TRANSACTIONS") shall occur in the order listed above on the "Closing Date" (as defined below), subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the respective promises contained in this Agreement, the parties agree as follows:

     1. Certain Definitions. The following terms shall have the meaning set forth in this Agreement.

     "BUYER PERCENTAGE" means Sixty Six and Two-Thirds Percent (66 2/3%).





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     "CENTRAL AREA SUBLEASE DOCUMENTS" means the documents evidencing the
Central Area Sublease which are described in Exhibit "E.

     "CLAIM" means any claim, loss, damage, liability, tax, fee, charge, fine, interest, penalty, cost, suit, proceeding, judgment, order, lien, encumbrance, obligation or expense whether administrative, judicial or otherwise (including, but not limited to, court costs and reasonable attorneys', consultants', accountants' and expert witness fees), whether or not suit is brought, including, without limitation, any claim for damage to property or injury or death of any persons.

     "CLOSING DATE" means January 10, 1997, subject to extension as provided in Paragraph 10C.

     "DARTMOUTH GARAGE LEASE DOCUMENTS" means the documents evidencing the Dartmouth Garage Lease which are described in Exhibit "F".

     "DUE DILIGENCE MATERIALS" means the materials regarding the Property previously delivered to Buyer and more particularly described in Exhibit "G".

     "EXISTING LENDER" means Aetna Casualty and Surety Company, a Connecticut corporation.

     "EXISTING LOAN" means that certain loan encumbering the Central Area in the original principal amount of $230,000,000, the lender's interest in which is currently held by Existing Lender.

     "EXISTING LOAN DOCUMENTS" means the documents evidencing and securing the Existing Loan as described in Exhibit "H".

     "EXISTING MANAGEMENT AGREEMENTS" means the following, collectively: (1) that certain Management Agreement, dated as of September 1, 1983, by and between CPA, as owner, and UIDC, as manager, with respect to the Central Area; and (2) that certain management agreement by and between Urban, as owner, and UIDC, as manager, with respect to the Dartmouth Garage. The manager's interest under the Existing Management Agreements is currently held by URPC.

     "MAJOR TENANTS" means the following tenants of the Property: (1) each tenant under a Tenant Lease for the office portion of the Property, the demised premises of which is equal to or more than 50,000 rentable square feet; and (2) each tenant under a Tenant Lease for the retail portion of the Property, the demised premises of which is equal to or more than 7,000 rentable square feet.





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     "MARRIOTT GARAGE SUBLEASE DOCUMENTS" means the documents evidencing the
Marriott Garage Sublease described in Exhibit "I".

     "MASTER LEASE DOCUMENTS" means the documents evidencing the Master Lease which are described in Exhibit "J".

     "PARKING AGREEMENTS" means the agreements respecting the leasing and operation of the Dartmouth Garage and the garage facilities servicing the Central Area by Standard Parking Corporation ("STANDARD PARKING"), together with certain other parking license agreements as more particularly described in Exhibit "K".

     "PERMITTED EXCEPTIONS" means the following, as applicable to the Central Area or the Dartmouth Garage: (1) the lien of any real estate taxes and assessments not yet due and payable (subject to the prorations provided for in this Agreement); (2) present and future zoning laws, ordinances, codes, resolutions, orders and regulations of all municipal, county, state or federal governments having jurisdiction over the Property and the use of Improvements thereon; (3) all matters caused directly or indirectly by Buyer, its agents, employees or contractors; (4) the printed exceptions which appear in the ALTA standard form leasehold policy of title insurance issued by Title Company in the State of Massachusetts; (5) all non-material and adverse (in Buyer's reasonable opinion) matters indicated by the "Updated Surveys" (as defined below) but not disclosed by the Cullinan Engineering co., Inc. Survey for Copley Place dated December 23, 1996 and stamped "Preliminary", or the "As-built" Plan for the Tent City Garage dated January 29, 1987; (6) the Property Agreements; and (7) the title matters identified in Exhibit "L".

     "PROPERTY" means all of the following: (1) the leasehold estates created by each of the Central Area Sublease, the Marriott Garage Sublease and the Dartmouth Garage Lease and the premises demised thereunder, and the improvements structures and fixtures other than trade fixtures owned by tenants under the Tenant Leases (the "IMPROVEMENTS") located on such premises (collectively, the "PREMISES"); (2) all of the right, title and interest of CPA and Nominee in and to the tangible personal property ("PERSONAL PROPERTY") located on and used solely in connection with all or any portion of the Premises, including the items of tangible personal property listed in Exhibit "M"; (3) all of the right, title and interest of CPA and Nominee on the Closing Date in and to the Property Agreements; and (4) all of the right, title and interest of CPA and Nominee on the Closing Date in and to all other contracts, agreements, permits, licenses and warranties held solely for use in connection with all or any portion of the Premises, Improvements or Personal Property, and the rights, if any, to the name "Copley Place" ("INTANGIBLE PROPERTY").


     "PROPERTY AGREEMENTS" means the "Tenant Leases" (as defined below), the Existing Loan Documents, the Master Lease Documents, the Central Area Sublease Documents, the Dartmouth Garage Lease Documents, the Marriott Garage Sublease Documents, the "Service





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Contracts" (as defined below), the Parking Agreements, the Nominee Agreement, the Permitted Exceptions, the documents delivered on the Closing Date pursuant to this Agreement, and the documents described in Exhibit "N", collectively.

     "PURCHASE PRICE" means the excess of (1) Two Hundred Sixteen Million Six Hundred Thousand and No/100 Dollars ($216,600,000); over (2) the product of (a) the Buyer Percentage, and (b) the outstanding principal balance and accrued but unpaid interest under the "Note" (as defined in Exhibit "H") as of 11:59 p.m. on December 31, 1996, subject to Paragraph 6D(3) and Paragraph 6D(9). The Purchase Price is based upon Buyer's Percentage of a total value for the Property equal to Three Hundred Twenty Four Million Nine Hundred Thousand Dollars ($324,900,000) of which Three Hundred Twelve Million Dollars ($312,000,000) is allocated to the Central Area (including the Marriott Garage Sublease) and Twelve Million Nine Hundred Thousand Dollars ($12,900,000) is allocated to the Dartmouth Garage.

     "SERVICE CONTRACTS" means the service, maintenance and operating contracts and equipment leases described in Exhibit "O".

     "TENANT LEASES" means the tenant leases described in Exhibit "P".

     "TITLE COMPANY" means Ticor Title Insurance Company.

     "UPDATED SURVEYS" means those certain ALTA surveys (with accompanying surveyor's reports) of the Central Area and Dartmouth Street Garage, prepared by Cullinan Engineering and dated as of December, 1996.

     2. Consummation of Transactions Contemplated by the Recitals. Subject to the term and conditions of this Agreement (including the payment to Seller of the Purchase Price in consideration of the sale of the Subject Interests), the parties agree to consummate the Closing Transactions on the Closing Date in the order indicated by the Recitals.

     3. Payment and Allocation of Purchase Prices Deposits; Liquidated-Damages. The Purchase Price shall be paid to Seller by Buyer as follows:

          A. Deposit. Concurrently with the execution of this Agreement by Seller and Buyer and as a condition to its effectiveness, Buyer shall deliver to Title Company, at its address indicated in Paragraph 11D, a cashier's check or wire transfer of immediately available federal funds, in the amount of Three Million and No/100 Dollars ($3,000,000) (together with any interest actually earned thereon while in the possession of Title Company, the "Deposit"). The Deposit shall be held and applied by Title Company in accordance with Paragraph 3C and a deposit escrow agreement executed by the parties and Title Company as of the date hereof (the "DEPOSIT ESCROW AGREEMENT"). At Buyer's option, the Deposit may be in the form of a clean, unconditional and irrevocable letter of credit in the amount of Three





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Million and No/100 Dollars ($3,000,000) in favor of Title Company, in a form and from a major United States money center bank reasonably approved by Seller, providing for a term of not less than 120 days from the date hereof (the "LETTER OF CREDIT"); provided, however, that unless Title Company receives an amendment to the Letter of Credit extending its term (or a replacement for the Letter of Credit meeting the requirements of this Paragraph) at least ten (10) business days prior to its then expiration date, Title Company shall draw upon the Letter of Credit for the full amount of the Deposit and hold the proceeds thereof pursuant to the terms of Paragraph 3C and the Escrow Agreement (regardless of any contrary instruction by any party). If the Deposit is in the form of the Letter of Credit and Buyer is entitled to a return of the Deposit pursuant to Paragraph 3C, then the Title Company shall return the Letter of Credit to Buyer; and if Seller is entitled to the Deposit pursuant to Paragraph 3C, then Title Company shall draw upon the Letter of Credit in the full amount of the Deposit in order to deliver the Deposit to Seller in cash.

          B. Closing Payment. The balance of the Purchase Price, as adjusted by the prorations and credits specified in this Agreement (including credit for the Deposit, unless the same is in the form of the Letter of Credit), shall be paid by wire transfer of immediately available federal funds on or before 10:00 a.m. Eastern Time on the Closing Date. The amount to be paid under this subparagraph B is referred to in this Agreement as the "CLOSING PAYMENT".

C. LIQUIDATED DAMAGES. IF THE CLOSING TRANSACTIONS DO NOT OCCUR DUE SOLELY TO BUYER'S DEFAULT UNDER THIS AGREEMENT, IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE, THE PARTIES HAVE AGREED THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE THE RIGHT TO RECEIVE THE DEPOSIT FROM TITLE COMPANY AS LIQUIDATED DAMAGES, AS SELLER'S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT (SUBJECT TO THOSE PROVISIONS OF THIS AGREEMENT WHICH, BY THEIR EXPRESS TERMS, SURVIVE A TERMINATION OF THIS AGREEMENT). SUCH LIQUIDATED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF APPLICABLE LAW. IF THE CLOSING TRANSACTIONS DO NOT OCCUR FOR ANY REASON OTHER THAN BUYER'S DEFAULT UNDER THIS AGREEMENT, THEN THIS AGREEMENT SHALL TERMINATE AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS TO EACH OTHER HEREUNDER, EXCEPT FOR (1) THE RIGHT OF BUYER TO THE RETURN OF THE DEPOSIT, (2) THOSE PROVISIONS OF THIS AGREEMENT WHICH, BY THEIR EXPRESS TERMS, SURVIVE A TERMINATION OF THIS AGREEMENT, AND (3) IF THE" CLOSING TRANSACTIONS FAIL TO OCCUR SOLELY BECAUSE OF SELLER'S FAILURE TO CLOSE CONSTITUTING A DEFAULT BY SELLER HEREUNDER, BUYER, AS ITS SOLE AND EXCLUSIVE REMEDY MAY EITHER (A) SEEK THE SPECIFIC PERFORMANCE OF THIS AGREEMENT, OR (B) BRING A CAUSE OF ACTION AGAINST SELLER FOR DAMAGES TO RECOVER BUYER'S REASONABLE OUT-OF-POCKET EXPENDITURES DIRECTLY RELATED TO THIS AGREEMENT UP TO A MAXIMUM AGGREGATE AMOUNT OF ONE MILLION DOLLARS ($1,000,000). IF THE
CLOSING TRANSACTIONS OCCUR IN ACCORDANCE WITH THE TERMS





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OF THIS AGREEMENT, TITLE COMPANY SHALL APPLY THE DEPOSIT AS A CREDIT TOWARD THE
PURCHASE PRICE (UNLESS THE DEPOSIT IS IN THE FORM OF THE LETTER OF CREDIT, IN WHICH CASE THE LETTER OF CREDIT SHALL BE RETURNED TO BUYER). THIS PARAGRAPH 3C SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.


      /s/  BMB
    -------------------------                  ----------------------------
          BUYER'S INITIALS                           SELLER'S INITIALS

     4. Title Contingency. A condition precedent to Buyer's obligation to purchase the Property shall be the willingness of Title Company to issue the following leasehold title Insurance policies (the "Title Policies") on the Closing Date: (1) an ALTA leasehold policy in favor of Nominee, in the amount of $311,400,000, which shall show title to the Central Area to be vested of record in Nominee, subject to the Permitted Exceptions; (2) an ALTA leasehold policy in favor of the Company, in the amount of $13,500,000, which shall show title to the Dartmouth Garage to be vested of record in the Company, subject to the Permitted Exceptions; and (3) an ALTA leasehold policy in favor of the Company, in the amount of an allocated value from the limit described in clause (1) above reasonably satisfactory to Buyer, which shall show title to the premises demised by the Marriott Garage Sublease to be vested of record in the Company, subject to the Permitted Exceptions.

5. Existing Lender Approval Contingency. The respective obligations of each of the parties to consummate the Closing Transactions are conditioned upon obtaining the written approval of Existing Lender to the Closing Transactions, which shall be evidenced by the "EXISTING LENDER'S ESTOPPEL" (as defined below). Buyer and Seller shall use good faith efforts to cooperate and obtain the Existing Lender's Estoppel prior to the Closing Date. Seller shall keep Buyer reasonably informed of the status of the Existing Lender's Estoppel. As used herein, the "EXISTING LENDER'S ESTOPPEL" shall mean a statement to Seller, Buyer, the Company and Nominee duly executed by Existing Lender and dated after the date of this Agreement, containing the approval of existing Lender of the Closing Transactions and certifying as to matters regarding the status of the Existing Loan substantially in the form attached as Exhibit "Q" or otherwise meeting the requirements within the Existing Loan Documents for such estoppel.

     6. Closing. The closing ("Closing") of the Closing Transaction's shall be consummated in the order specified in the Recitals on the Closing Date through a closing conference held on the Closing Date at the offices of Buyer's counsel at its address specified in Paragraph 11D or such other place agreed upon by the parties (the "Closing Conference") with all deliveries required hereunder being made at the Closing Conference.

          A. Escrow. At the Closing Conference on the Closing Date, the parties shall deliver or cause to be delivered to Title Company the following documents and funds (all





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deliveries of a document to be made by four duly executed and delivered [and where appropriate, notarized] originals or counterpart originals such document):

          (1) By Seller. Each of Carlyle, Urban and JMB shall deliver (in its individual capacity or in its capacity as a partner in CPA or a member in the Company, as the case may be and as more particularly indicated in the applicable document, or in the case of clauses (k) and (1) below, cause to be delivered) the following documents: (a) the agreement of merger in the form of Exhibit "R" (the "AGREEMENT OF MERGER"); (b) the certificate of formation of the Company in the form of Exhibit "S" ("CERTIFICATE OF FORMATION"); (c) a short form limited liability company agreement for the Company (to be effective for the interim period on the Closing Date commencing on the filing of the Certificate of Formation and ending on the delivery of the LLC Agreement), in a form reasonably agreed upon by Seller and Buyer providing, without limitation, that the managing member (or member(s) possessing a majority interest) shall have the authority to make all elections pursuant to Section 754 of the Internal Revenue Code of 1986, as amended in order to effectuate the Closing Transactions and the intent of this Agreement; (d) the bill of sale, assignment and assumption agreement with respect to the confirmation of the assignment of CPA's interest in the Personal Property and Property Agreements applicable to the Central Area to the Company by operation of the Certificate of Merger in the form of Exhibit "T" (the "CENTRAL AREA BILL OF SALE, ASSIGNMENT AND ASSUMPTION"); (e) the assignment and assumption of the Dartmouth Garage Lease from Urban to the Company in the form of Exhibit "U" (the "DARTMOUTH GARAGE LEASE ASSIGNMENT AND ASSUMPTION"); (f) the bill of sale, assignment and assumption agreement with respect to the assignment of Urban's interest in the Personal Property and Property Agreements applicable to the Dartmouth Garage to the Company in the form of Exhibit "V" (the "DARTMOUTH GARAGE BILL OF SALE, ASSIGNMENT AND ASSUMPTION"); (g) the assignment and assumption of the membership interest in the Company to be conveyed by each of Seller to Buyer form of Exhibit "W" (the "MEMBERSHIP ASSIGNMENT AND ASSUMPTION"); (h) the LLC Agreement; (i) a certificate of Seller respecting the "non-foreign" status of Seller in the form of Exhibit "X"; j) a certificate in favor of Buyer and dated as of the Closing Date, representing that each of the representations and warranties made by it under this Agreement is true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date; (k) evidence of termination of the Existing Management Agreements; (1) the Consulting Agreement executed by URPC; and (m) to the extent not previously delivered to Buyer, the originals of the Property Agreements and the Due Diligence Materials, together with the tenant correspondence files, to the extent in the possession or control of Seller (such delivery to be accomplished by leaving the same at the management office located at the Property).

          (2) By Buyer. Buyer shall deliver (in its individual capacity or in its capacity as a member in the Company, as the case may be and as more particularly indicated in the applicable document) the following funds and documents: (a) the Closing Payment by wire transfer of immediately available federal funds; (b) the LLC Agreement; (c) the Membership Assignments and Assumptions; (d) the Management Agreement and Consulting Agreement (and shall cause Manager to execute the same); and (e) a certificate in favor of Seller and dated as of the Closing Date, representing that each of the representations and warranties made by Buyer under this Agreement is true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date.





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        (3) By the Company. The parties shall cause the Company to deliver (a)
a duly executed counterpart of the Management Agreement; (b) a joinder to the Consulting Agreement; and (c) an amendment to the Nominee Agreement in a form reasonably satisfactory to Buyer and Seller, to the extent necessary to reflect the occurrence of the Closing Transactions (the "NOMINEE AGREEMENT AMENDMENT").

        (4) Other Deliveries. Each party shall deliver (and Seller shall cause URPC to deliver and Buyer shall cause Manager to deliver) evidence reasonably satisfactory to Title Company that it is duly formed, validly existing and in good standing in the state of its formation, and that all necessary corporate, company or partnership authorizations of the Closing Transactions have been obtained, together with such other documents and instruments as may be reasonably requested by Title Company in order to consummate the transaction contemplated hereby and issue the Title Policies (including applicable transfer affidavits; provided that the same do not materially decrease such party's rights or materially increase such party's obligations hereunder). Each party shall deliver to each of the other parties an opinion of counsel, dated as of the Closing Date and in a form and from counsel reasonably satisfactory to each of the other parties, regarding the valid existence and good standing of such party, and the due authorization, execution and delivery by such party of this Agreement and the documents to be executed by such party pursuant to this Agreement.

     B. Conditions to Closing: Delivery to Parties. The conditions to the closing of such escrow shall be: (1) Title Company's receipt of funds and fully executed originals of each of the documents described in Paragraph 6A and the "Closing Statement" (as defined below); and (2) satisfaction of each of the closing conditions in favor each party under Paragraph 10 (or written waiver by such party, subject to the terms and conditions of Paragraph 10). Upon the satisfaction of the above conditions, then Title Company shall be authorized to perform the following tasks in the order indicated (and Title Company's performance of any of the following tasks shall be deemed to constitute its agreement to perform all of the following tasks; (a) file the Certificate of Formation with the Delaware Secretary of State; (b) file the Certificate of Merger with the Delaware Secretary of State; (c) record the Dartmouth Garage Lease Assignment and Assumption in the land records of Suffolk County; (d) deliver the Purchase Price to Seller (as adjusted by the credits and prorations described herein as indicated on the Closing Statement); (e) deliver the funds to third parties as indicated on the Closing Statement; and (f) deliver two fully executed originals of each of the documents delivered pursuant to Paragraph 6A above to each of Buyer and JMB on behalf of Seller. The parties shall execute and deliver escrow instructions to Title Company in a form reasonably approved by the parties in order to effectuate the intent of this Agreement.

     C. Closing Costs. Buyer shall pay (1) 50% of all costs and expenses of the escrow arrangements; (2) all costs and expenses and premiums in connection with the Title Policies, including the issuance of any extended coverage and any endorsements required by Buyer, if any, to supplement or modify the Title Policies; (3) 80% the cost of the Updated Surveys; and (4) the cost of any of its examinations and inspections and audits of the Property, including the cost of any of its appraisals, environmental, physical and financial audits). Seller shall pay (a) all city, county or state transfer taxes payable in connection with the Closing Transactions related to the Dartmouth Garage; (b) 50% of the cost of the escrow arrangements;





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



(c) 20% of the cost of the Updated Surveys; (d) the recording fees for the Assignment of Garage Lease and any instrument in connection with the release of any existing liens; (e) any fees charged by landlord under the Dartmouth Garage Lease Documents in connection with its consent to the assignment of the Dartmouth Garage Lease; and (f) the $500,000 transfer fee charged by Existing Lender in connection with the Existing Lender's Estoppel, together with any required reimbursement of Existing Lender's attorneys' fees. All other closing costs not specifically allocated herein shall be paid by the parties as is customary in the county in which the Property is located. Although the parties believe that no city, county or state transfer taxes will be payable in connection with the Closing Transactions related to the Central Area, the parties have agreed that the risk that any governmental or taxing authority will claim such taxes are due in connection with the Closing Transactions are due shall be borne solely by Seller (and in the event that it is determined by any governmental authority that such taxes are due, then subject to Seller's right to contest the same, Seller shall be solely responsible for the payment of such taxes). Buyer agrees to cooperate with Seller in connection with any contest by Seller of the payment of such taxes (and to cause the Company to cooperate with Seller), provided that such cooperation shall be at no expense to Buyer or the Company. Nothing in this Agreement shall be deemed an admission by any party, CPA or the Company that any city, county or state transfer taxes will be payable in connection with the Closing Transactions related to the Central Area. Seller and Buyer shall each pay their respective
(i) legal fees and expenses, (ii) share of prorations (as provided below), and
(iii) cost of all opinions, certificates, instruments, documents and papers required to be delivered, or caused to be delivered, by it hereunder and the cost of all its performances under this Agreement.

     D. Prorations.

          (1) Items to be Prorated. If the Closing Transactions shall occur on the Closing Date, the following shall be prorated between CPA (with respect to the Central Area) and Urban (with respect to the Dartmouth Garage), on one hand, and the Company on the other hand as of 11:59 p.m. December 31, 1996, with all income and expenses of the Property for December 31, 1996 and prior periods being allocated to CPA, and all income and expenses of the Property for January 1, 1997 (the "PRORATION DATE") and subsequent periods being allocated to the Company, subject to re-proration as provided in subparagraph (4) below, and adjustments shall be made between Seller and Buyer based upon such prorations in the manner provided for in this subparagraph (5) below:

               (a) All real estate taxes and assessments on the Premises payable in respect to the current fiscal year of the applicable taxing authority in which the Proration Date occurs (the "CURRENT TAX YEAR"). Such real estate taxes and assessments shall be prorated on a per diem basis based upon the number of days in the Current Tax Year prior to the Proration Date (which shall be allocated to and Urban to the extent applicable to the Central Area and Dartmouth Garage, respectively) and the number of days in the Current Tax Year on and after the Proration Date (which shall be allocated to the Company). Upon the Closing Date and subject to the adjustment provided for above, the Company shall be responsible for real estate taxes and assessments on the Property payable in respect to the Current Tax Year and all periods after the Current Tax Year (and CPA shall be responsible for all periods prior to the Current Tax Year). In the event that any assessments on the Property are payable in installments, then the installment for the Current Tax Year shall be prorated in the manner set forth above (with the Company assuming the obligation to pay any installments due after the Proration Date).

               (b) All rentals and other tenant charges and reimbursements received in respect to the month in which the Proration Date occurs (the "CURRENT MONTH"). Such rentals and other tenant charges and "Additional Rents" (as defined below) for the Current Month which have been received as of the Proration Date shall be prorated on a per them basis based upon the number of days in the Current Month prior to the Proration Date (which shall be allocated to CPA and Urban to the extent applicable to the Central Area and Dartmouth Garage, respectively) and the number of days in the Current Month on and after the Proration Date (which shall be allocated to the Company). All rentals and other tenant charges and Additional Rents received by the Company from a tenant after the Proration Date shall first be applied to the most recently accrued obligation of such tenant. After application as set forth above, the Company shall promptly remit to CPA and Urban (as applicable): (i) that portion of rentals and other tenant charges and Additional Rents received after the Proration Date which is attributable to periods prior to the Current Month; and
(ii) its share as calculated above of rentals and other tenant charges and Additional Rents received after the Proration Date which are attributable to the Current Month. Each of CPA and Urban shall have the right to institute an action against any tenant for delinquent rentals and other tenant charges and Additional Rents attributable to periods prior to the Current Month, and the Company shall cooperate in such proceedings at no cost or expense to the Company. Tenants of the Premises may be obligated to pay, as additional rent, certain percentage rent, escalations in base rent and pass-throughs of operating and similar expenses pursuant to the terms of the Tenant Leases (collectively, "ADDITIONAL RENTS"). As to any Additional Rents that are based on estimates and that are subject to adjustment or reconciliation pursuant to the Tenant Leases after the Proration Date, CPA, Urban and the Company shall "re-prorate" such Additional Rents (including any portions thereof that may be required to be refunded to tenants) at the time that such estimates are actually adjusted or reconciled pursuant to the terms of such Tenant Leases. Any amounts that may be due the landlord as a result of such re-prorations shall be paid by the Company to CPA or Urban (as applicable) promptly after the Company collects such amounts from the tenants, and any amounts that may be due the tenants from the Company as a result of such re-prorations shall be paid by CPA or Urban (as applicable) to the Company promptly after written request therefor is delivered by the Company (together with reasonably satisfactory evidence of the amount due the tenants).

               (c) All operating expenses (including all charges under any Service Contracts, any utility charges and insurance premiums). As to each service provider, utility or insurer, charges or premiums payable or paid to such service provider, utility or insurer in respect to the billing period of such service provider, utility or insurer in which the Proration Date occurs (the "CURRENT BILLING PERIOD"), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Proration Date (which shall be allocated to CPA and Urban to the extent applicable to the Central Area and Dartmouth Garage, respectively) and the number of days in the Current Billing Period on and after the Proration Date (which shall be allocated to the Company), and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing

Period are unavailable as of the Proration Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

          (d) The cost of all compensation (including salary, bonus, and payroll taxes and benefits including retirement benefits and insurance) for the employees of the Property or URPC who are specifically listed in Exhibit "Y" (the "EXISTING PROPERTY EMPLOYEES") or persons who succeed such employees. As to each Existing Property Employee, CPA or Urban (allocated to the extent applicable to the Central Area and Dartmouth Garage, respectively) shall be responsible for such costs and Claims for the period ending on the Proration Date (whether directly or through required reimbursements to URPC under the Existing Management Agreements), and the Company shall be responsible for such costs for the period commencing on the Proration Date (through reimbursement to Manager under the Management Agreement). Seller shall be solely responsible for the payment of all compensation (including salary, bonus and payroll taxes and benefits (including retirement benefits and insurance) for all prior employees of CPA or Nominee, other than the Existing Property Employees (whose compensation and benefits are being prorated pursuant to this Paragraph).

          (2) Security Deposits Prepaid Rents. Prepaid rentals and other tenant charges and Additional Rents for periods after the Proration Date, and the current balance of the security deposits (including any portion thereof which may be designated as prepaid rent) under Tenant Leases (but only to the extent that such deposits have not been otherwise applied to any obligations of any tenants under the Tenant Leases and such application is not subject to dispute by such tenant), together with any interest required to be earned thereon pursuant to the requirements of any Tenant Lease, shall be credited to the Company by CPA, and upon the closing of the transaction contemplated hereby. The Company shall assume full responsibility for all security deposits to be refunded to the tenants under the Tenant Leases. (to the extent the same are required to be refunded by the terms of such Tenant Leases or applicable law, whether or not the Company received credit for the same pursuant to this subparagraph).

          (3) Existing Loan Adjustments.

              (a) CPA has been making certain cash flow payments under the Existing Loan Documents pursuant to that certain "Security Agreement" (as defined in Exhibit "H"), into the "Account" (as defined in the Security Agreement). Seller shall calculate the amount required to be deposited into the Account with respect to the period ending on the Proration Date pursuant to the Security Agreement (and Buyer shall have the opportunity to review such calculation, but Seller shall be responsible for any deficiency in the amount required to be deposited in the Account for the period ending on the Proration
Date), Seller shall cause CPA to transfer such amount from the "Operating Account" (as defined below) to the Account on the Closing Date, and Seller shall make arrangements to transfer CPA's interest in the Account to the Company on the Proration Date. If the maximum amount required to be held in the Account pursuant to the Security Agreement of $10,000,000 would be exceeded as a result of such transfer, then the excess shall be paid to Existing Lender for application to the outstanding indebtedness under the Existing Loan Documents in accordance with the terms thereof (and such payment to Existing Lender shall be taken into account in the calculation of the Purchase Price pursuant to this Agreement). In all events, for purposes of the calculation of the Purchase Price pursuant to this Agreement, the outstanding principal balance of the Existing Loan shall be deemed to have been prepaid by the then current balance of the Account as of the Proration Date (immediately following the transfer made into the Account pursuant to this subparagraph as described above and immediately following the payment by Seller of the $500,000 transfer fee to Existing Lender from the Account, but immediately preceding the payment of the "Prepayment Deposit" [as defined below] to Existing Lender). Seller shall be responsible for any payments required to be made in connection with any subsequent adjustments to or reconciliations of the amounts required to be deposited into the Account under the Security Agreement for the period ending on the Proration Date.
The parties acknowledge that, in addition to the payment of a $500,000 transfer fee to be paid by Seller to Existing Lender if the Closing Transactions shall occur, Existing Lender is requiring as a condition to its delivery of the Existing Lender's Estoppel the payment of the sum of $750,000, which shall be paid to Existing Lender if the Closing Transactions shall occur on the Closing Date from the balance of the Account (the "PREPAYMENT DEPOSIT"). The
Prepayment Deposit shall be held by Existing Lender and shall be applied as a credit by Existing Lender toward any prepayment premium which may be payable by the Company to Existing Lender under the Existing Loan Documents pursuant to any sale or refinancing which may occur after the Closing Date; provided however, that if the amount of the Prepayment Deposit exceeds such prepayment premium (or if no prepayment premium is payable under the Existing Loan Documents), Existing Lender shall be entitled to retain the excess Prepayment Deposit and shall not be required to apply such excess Prepayment Deposit to the indebtedness under the Existing Loan Documents, and Seller shall pay an amount equal to Buyer's Percentage of such excess to Buyer on the earlier of
(i) the date such prepayment premium is paid by the Company; or (ii) the maturity date under the Existing Loan Documents.

               (b) Pursuant to the Security Agreement, CPA has established an operating account in its name with Bank of America (the "OPERATING ACCOUNT"). Seller shall make arrangements to transfer CPA's interest in the Operating Account to the Company on the Closing Date, it being understood that, immediately after the transfers described in subparagraph (a) above, the balance of the Operating Account shall be equal to the sum of (i) the $750,000 working capital reserve contemplated by the Security Agreement (the "WORKING CAPITAL RESERVE"), (ii) the tax and insurance impound balance required to be maintained as of the Proration Date under the Existing Loan Documents (the "IMPOUND BALANCE"); and (iii) the amount necessary to satisfy outstanding checks or other items which have not yet posted to the Operating Account as indicated by an account reconciliation to be made as of the Proration Date). In all events, for purposes of the calculation of the Purchase Price pursuant to this Agreement, the outstanding principal balance of the Existing Loan shall be deemed to have been prepaid by the Impound Balance, but there shall be no adjustment to the Purchase Price as a result of the Working Capital Reserve.

               (c) As the calculation of the Purchase Price is based upon all outstanding principal and accrued interest under the Note as of 11:59 p.m. on December 31, 1996, the Company shall be responsible for all interest accruing under the Note on and after the Proration Date.

         (4) Calculation. The prorations and payments shall be made on the basis of a written statement (the "CLOSING STATEMENT") submitted by Title Company to the parties (based upon information to be provided by URPC) prior to the Proration Date, which shall also provide for the payment of the closing costs to be paid by the parties pursuant to this Agreement and which shall be approved and executed by the parties (such approval not to be unreasonably withheld if such statement has been prepared in accordance with this Agreement). In the event any prorations or apportionments made under this subparagraph D shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and re-prorated when the information is available.

(5) Adjustments. All amounts payable by CPA or credited to the Company as a result of the adjustments provided for in this Paragraph 6D for the Central Area shall be paid by Carlyle, Urban and JMB (in accordance with their respective interests in CPA, or on such other basis as they may agree) to Buyer and JMB (in accordance with their respective interests in the Company under the LLC Agreement). All amounts payable by the Company or credited to CPA as a result of the adjustments provided for in this Paragraph 6D for the Central Area shall be paid by Buyer and JMB (in accordance with their respective interests in the Company under the LLC Agreement) to Carlyle, Urban and JMB (in accordance with their respective interests in CPA, or on such other basis as they may agree). All amounts payable by Urban or credited to the Company as a result of the adjustments provided for in this Paragraph 6D for the Dartmouth Garage shall be paid by Urban to Buyer and JMB (in accordance with their respective interests in the Company under the LLC Agreement). All amounts payable by the Company or credited to Urban as a result of the adjustments provided for in this Paragraph 6D for the Dartmouth Garage shall be paid by Buyer and JMB (in accordance with their respective interests in the Company under the LLC Agreement) to Urban.

         (6) Certain Leasing Costs. On the Closing Date, the Company shall be responsible for the payment of the leasing costs required to be paid in connection with the renewals and new Tenant Leases and modifications to existing Tenant Leases which are more particularly identified in Exhibit "Z", which is a description of such transactions which have been entered into with the approval of Buyer after October 31, 1996 (such leasing costs, together with leasing costs in connection with the renewals or new Tenant Leases or modifications to existing Tenant Leases which are entered into after the date hereof and prior to the Closing Date with the consent of Buyer as provided herein shall be referred to herein collectively as the "ASSUMED LEASING COSTS"), without adjustment to the Purchase Price, and the Company shall reimburse Seller for any Assumed Leasing Costs paid by Seller prior to the Closing. Seller shall be solely responsible for any other unpaid leasing costs with respect to the Tenant Leases which are not Assumed Leasing Costs.

         (7) Items Not Prorated. The parties agree that, other than the Existing Property Employees none of the individuals performing services at or related to the Property are employees of CPA or Nominee, nor shall any of them become the employee of the Company (such individuals being employees of URPC or of independent contractors performing services at the Property pursuant to the Property Agreements). Accordingly, there will be no prorations for payroll (including salaries, accrued vacation or sick time, pensions or other employee benefits), for any individuals performing services at the Property other than the Existing Property Employees except to the extent that reimbursements of such items are payable to URPC pursuant to the Existing Management Agreement and the Consulting Agreement.

         (8) Company Capital Reserve. A reserve in the amount of $900,000 shall be established by the Company in the Operating Account on the Closing Date in accordance with this subparagraph (the "COMPANY CAPITAL RESERVE"). The Company Capital Reserve shall be funded on the Closing Date in the following manner: (a) Buyer shall receive a credit against the Purchase Price equal to $600,000, which shall be immediately contributed by Buyer to the Company; and (b) JMB shall contribute an amount equal to $300,000 to the Company. The Company Reserve shall be property of the Company and shall be available to be spent by the Company for capital improvements and leasing costs associated with the Property in accordance with the LLC Agreement.

         (9) Interest Adjustment to Purchase Price. The parties acknowledge that they have chosen 11:59 p.m. on December 31, 1996 as the time of the calculation of the Purchase Price and the transfer of the economic incidents of ownership of the Property for prorations purposes, with all income and expenses of the Property for December 31, 1996 and prior periods being allocated to CPA, and all income and expenses of the Property for January 1, 1997 and subsequent periods being allocated to the Company, and that the Closing Statement shall reflect the Purchase Price and such prorations on such basis. The parties also recognize that the Purchase Price payable to Seller, after adjustment for the prorations, credits, expenses and other amounts payable by Seller pursuant to this Agreement as reflected on the Closing Statement (the "NET PROCEEDS"), shall not actually be received by Seller until the Closing Date. Accordingly, the Closing Statement shall reflect that Seller shall receive an additional payment from Buyer on the Closing Date equal to the amount of interest which would have accrued on the Net Proceeds from the Proration Date until the Closing Date at the "Applicable Rate" (as defined below), but such payment shall not be taken into account in the calculation of Net Proceeds. As used herein, the "Applicable Rate" shall be equal to the sum of (a) One Percent (1 %) per annum; and (b) the quoted rate of interest on United States Treasury obligations having a maturity date closest to the date which is one (1) year after the Proration Date (as indicated in the edition of the Wall Street Journal published on the Proration
Date).

         (10) Survival. This Paragraph 6D shall survive the Closing Date. Notwithstanding the foregoing, Buyer and Seller shall ensure that any re-proration required pursuant to subparagraph (4) above shall be made within 90 days after the Closing Date (except with respect to taxes and assessments and Additional Rents, in which case such re-proration shall be made within 60 days after the information necessary to perform such re-proration is available).

     7. Destruction/Condemnation of Property. In the event that all or any portion of the Premises is damaged or destroyed by any casualty or is lost by a taking or condemnation under the provisions of eminent domain law after the Effective Date but prior to the Closing Date, Seller, CPA or Nominee shall have no obligation to repair or replace any damage or destruction caused by the foregoing. CPA shall, upon consummation of the transaction herein provided, assign to the Company all claims of CPA under or pursuant to any casualty insurance coverage, or under the provisions of eminent domain law, as applicable, and all proceeds from any such casualty insurance or condemnation awards received by CPA on account of any such casualty or condemnation, as the case may be (to the extent the same have not been applied prior to the Closing Date to repair the resulting damage), and there shall be no reduction of the Purchase Price (except that in connection with a casualty covered by insurance, the Company shall be credited with the lesser of the remaining cost to repair the damage or destruction caused by such casualty or the amount of the deductible under CPA's casualty insurance policy [except to the extent such deductible was expended to repair the resulting damage]). In the event the cost of repair or restoration of the damage to such improvements on account of such casualty shall exceed an amount equal to $500,000, take longer than one hundred and twenty (120) days to repair, or in the event of any condemnation, then Buyer may, at its option, terminate this Agreement by written notice to Seller, given on or before the Closing Date, in which case the parties shall have no further obligation or liability hereunder (except for those provisions which, by their terms, expressly survive such termination), and the Deposit shall be returned to Buyer.

     8. Representations and Warranties Certain Covenants. The parties hereby make the following representations and warranties, which shall survive for the period indicated in Paragraph 8G:

          A. Representations and Warranties of Seller. Seller hereby represents and warrants the following to Buyer:


             (1) Due Organization. On the Closing Date, the Company will be a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware and duly qualified to do business in the Commonwealth of Massachusetts. The sole members of the Company immediately prior to the transfer to Buyer of the Subject Interests are Carlyle, Urban and JMB.

            (2) Tile. Each of CPA and Urban has not assigned or transferred any of its rights under any of the Property Agreements except (1) CPA may have assigned certain of the Property Agreements to Nominee; (2) CPA may have collaterally assigned certain Property Agreements pursuant to the Existing Loan Documents; and (3) as contemplated by this Agreement. On the Closing Date, the Company will own all of the Personal Property described in Exhibit "M", free and clear of all liens, encumbrances, claims, rights, judgments, leases, easements, restrictions and other matters affecting title, except the Property Agreements, and all of such Personal Property is located at the Premises, except that certain of the equipment described on Exhibit "M" is leased from third parties as described therein.

             (3) Obligations and Liabilities. On the Closing Date, the Company will have full power and authority to own the Property (either directly or through its interest in Nominee). To the actual knowledge of Seller, on the Closing Date the Company and Nominee will have no material obligations or material liabilities of any kind or nature whatsoever, accrued, absolute, contingent or otherwise (other than any of the same covered by valid liability insurance with customary deductibles in force), except for those expressly described in the Due Diligence Materials or in this Agreement and its Exhibits, those incurred in the ordinary course of ownership of the Property, those created by the Property Agreements, and those created pursuant to this Agreement.

             (4) Compliance. Seller has no actual knowledge of and has not received written notice of any existing material violation of any applicable federal, state, or local laws, regulation, ordinances or directives relating to the Property, including, without limitation those relating to:

                 (a) the construction, development and use of the Property such as subdivision, land development and zoning;

                 (b) building, fire and safety codes;

                 (c) the operation of elevators, escalators, boilers and other machinery and equipment; and

                 (d) they physical and environmental condition of the Property, including, without limitation, emissions into the air and discharges, into any body of water or into any sewage system.

          (5) Permits. To the actual knowledge of Seller, all business licenses and permits and, without limitation, all other notices, licenses, permits, certificates, authorizations and approvals required in connection with the use, occupancy or operation of the Property have been obtained as of the date hereof and true and complete list of the same is attached as Exhibit "AA". To Seller's actual knowledge, the same are presently in full force and effect and in good standing.

          (6) No Proceedings. Seller has no actual knowledge of and has not received or been served with any notice of any pending or threatened action, suit or proceeding against CPA, Nominee, the Company or the Property before any court or governmental agency or body, except as disclosed on Exhibit "BB". Seller has no actual knowledge of and has not received or been served with any notice of any pending or threatened action, suit or proceeding against Urban, Carlyle or JMB which would have a material and adverse effect upon its ability to consummate the transactions contemplated by this Agreement. In no event will the Company's obligations with respect to the replacement or retrofitting of the lighting fixtures on the portion of the Massachusetts Turnpike tunnel and ramps as more particularly described in the correspondence attached to Exhibit "BB" under Copley Place exceed $2,640,000. Seller's obligations with respect to this representation and warranty shall survive the Closing.

          (7) Eminent Domain. There are no pending or, to the actual knowledge of Seller, threatened, condemnation, eminent domain or similar proceedings relating to the Property or any portion thereof or any interest (whether legal, beneficial or otherwise) or estate therein.

          (8) Zoning Taxes. There are no pending or, to the actual knowledge of Seller, threatened, zoning changes or variances with respect to the Property or any part thereof, nor, to the actual knowledge of Seller, has there been any request or application for a zoning change or variance. Seller has no actual knowledge of any special assessments which constitute a lien or encumbrance against the Premises or of any such special assessments threatened, whether or not relative to or resulting from work performed or materials provided with respect to the Premises. A true, correct and complete copy of the most recent tax bill for the Property was delivered to Buyer within the Due Diligence Materials.

          (9) Property Agreements. Seller has delivered to Buyer true, correct and complete copies of all Property Agreements. Those Property Agreements executed by Nominee, CPA, Urban, UIDC, UIDC-MA, URPC or Seller (as the case may be), are in full force and effect and unmodified and are free of material default. Other than the Property Agreements, there are no material contracts or agreements relating to the Property to which Nominee, CPA, Urban, UIDC, UIDC-MA, URPC or Seller (as the case may be) is a party.

          (10) Tenant Leases. The Tenant Leases described in Exhibit "P" constitute all outstanding material leases or agreements entered into by Nominee, CPA, Urban, UIDC, UIDC-MA, URPC or Seller (as the case may be) pursuant to which any person occupies, or has the right to occupy, space in the Property, including (without limitation) all amendments and modifications thereto and assignments and guaranties thereof. Except as shown on Exhibit "P": (i) true, correct and complete copies of the Tenant Leases have been delivered to Buyer,
(ii) to the actual knowledge of Seller, there are no material defaults, disputes, claims or rights of setoff under any of the Tenant Leases, and the Tenant Leases are in good standing and full force and effect, unmodified and unwaived, (iii) to the actual knowledge of Seller, except as provided in the Tenant Leases or on Exhibit "P", there are no delinquencies in the payment of rent under any of the Tenant Leases, no security deposits nor any rights to refunds or rent-free periods under the Tenant Leases, (iv) to the actual knowledge of Seller, except as provided in the Tenant Leases, the landlord under the Tenant Leases has no obligations to make improvements, alterations, repairs or decorations, or to make any payments for any thereof, which have not been satisfied in full (except as disclosed in Exhibit "Z"), (v) except as set forth in the Tenant Leases, no person has any options or rights to lease space in the Property or extend any Tenant Leases or rights of first refusal for space in the Property granted by Nominee, CPA, Urban, UIDC, UIDC-MA, URPC or Seller (as the case may be), and (vi) no person has any contract, agreement, option or right of first refusal to purchase the Property or any portion thereof or interest (whether legal, beneficial or otherwise) or estate therein granted by Nominee, CPA, Urban, UIDC, UIDC-MA, URPC or Seller (as the case may be), except for the rights of Buyer under this Agreement.

          (11) Central Area Sublease Documents. The Central Area Sublease Documents have not been amended, modified, terminated or assigned. To the actual knowledge of Seller, there are no material defaults, disputes, claims or rights of set-off under the Central Area Sublease Documents, and there are no delinquencies in the payment of rent under the Central Area Sublease Documents. To the actual knowledge of Seller, the Central Area Sublease Documents are in full force and effect.

          (12) Master Lease Documents. The Master Lease Documents have not been amended, modified, terminated or assigned. To the actual knowledge of Seller, there are no material defaults, disputes, claims or rights of set-off under the Master Lease Documents, and there are no delinquencies in the payment of rent under the Master Lease Documents. To the actual knowledge of Seller, the Master Lease Documents are in full force and effect.

          (13) Dartmouth Garage Lease Documents. The Dartmouth Garage Lease Documents have not been amended, modified, terminated or assigned. To the actual knowledge of Seller, there are no material defaults, disputes, claims or rights of set-off under the Dartmouth Garage Lease Documents, and there are no delinquencies in the payment of rent under the Dartmouth Garage Lease Documents. To the actual knowledge of Seller, the Dartmouth Garage Lease Documents are in full force and effect.

          (14) Marriott Garage Sublease Documents. The Marriott Garage Sublease Documents have not been amended, modified, terminated or assigned. To the actual knowledge of Seller, there are no material defaults, disputes, claims or rights of set-off under the Marriott Garage Sublease Documents, and there are no delinquencies in the payment of rent under the Marriott Garage Sublease Documents. To the actual knowledge of Seller, the Marriott Garage Sublease Documents are in full force and effect.

          (15) Labor Contracts. There are no labor contracts or employee agreements (whether written or oral) to which CPA, Nominee, the Company or Seller is a party relating to the Property, other than in connection with the Existing Property Employees. Other than the Existing Property Employees, each of CPA, Nominee and the Company currently has no employees, all individuals performing services at or related to the Property other than the Existing Property Employees being employees of URPC or independent contractors pursuant to the Property Agreements.

          (16) Financial Information. Attached hereto as Exhibit "CC" and made a part hereof is certain financial information for the Property previously supplied to Buyer. To the actual knowledge of Seller, such financial information is true and correct in all material respects.

          (17) Americans with Disabilities Act. None of Seller, CPA, Nominee or URPC has received any written notice from any applicable governmental authority requiring any alterations to be made to the Premises in order to comply with the Americans with Disabilities Act, 42 U.S.C. Section 12101-12213 (the "ADA"); and Seller has no actual knowledge that any material alterations to the Premises are presently required in order to comply with the ADA.

          (18) Insurance. To the actual knowledge of Seller, Seller has delivered to Buyer within the Due Diligence Materials a true, correct and complete list of all policies of insurance affecting the Premises. To the actual knowledge of Seller, each such policy is in full force and effect, all premiums have been paid in full through May 31, 1997, and none of Seller, CPA, Nominee or URPC has received any notice or request from any insurance company or Board of First Underwriters (or organization exercising functions similar thereto) requiring the performance of any work or alteration in respect of the Property, or any part thereof, or canceling or threatening to cancel any of said policies, and such policies, taken together, satisfy all insurance requirements under the Property Agreements.

          (19) Environmental Matters. To the actual knowledge of Seller (which knowledge is based solely on the environmental reports listed on Exhibit "G" (the "ENVIRONMENTAL REPORTS"), with no other investigation having been taken):

               (a) Except as disclosed in any Environmental Reports, the Premises presently are free of unlawful contamination from any substance of material presently identified to be toxic or hazardous according to any federal, state, local or municipal law, statute, ordinance, regulation, directive or order of any applicable governmental, entity relating to the physical or environmental condition of the Premises, including, without limitation, 42 U.S.C. Section 9601, et seq., as amended (collectively, the "ENVIRONMENTAL LAWS") including, without limitation, any asbestos, polychlorinated biphenyls, radioactive substance, methane, volatile hydrocarbons, industrial solvents or any other material or substance which has in the past or could presently or at any time in the future pose, cause or constitute a health, safety or hazard to the environment, public health, any person or property.

               (b) Except as disclosed in any Environmental Reports, none of Seller, CPA, or Nominee has caused or suffered to occur an unlawful and material discharge, disposal, spillage, loss, seepage or filtration of oil or petroleum, chemical liquids or solids, liquid or gaseous products, hazardous waste, hazardous substance of material at, upon, under or within the Premises or any portion thereof or any contiguous real estate;

               (c) Except as disclosed in any Environmental Reports, none of Seller, CPA or Nominee has been and is not involved in operations at or near the Premises which violate Environmental Laws and which could lead to the imposition on the Company of liability or the creation of a lien on the Premises of any portion thereof, under the Environmental Laws.

          (20) Nominee Stock. On the Closing Date, the Company shall be the sole owner of 100% of the Nominee Stock, free and clear of all liens, encumbrances, claims, rights, judgments, leases, easements, restrictions and other matters affecting title, except for the Property Agreements.

          (21) Nominee, CPA and Company. Each of Nominee and CPA (and upon consummation of the Closing Transactions, the Company): (a) is duly formed, validly existing and in good standing under the laws of the state of its formation; and (b) has the authority to consummate the Closing Transactions (including compliance with applicable doing business laws).

     B. Representations and Warranties of Carlyle. Carlyle hereby represents and warrants the following to Buyer:

        (1) Authority. Carlyle has all requisite partnership power and authority to execute and deliver, and to perform all of its obligations under, this Agreement.

        (2) Due Execution. The execution, delivery and performance of this Agreement has been duly authorized by all necessary partnership action on the part of Carlyle and does not and will not (a) require any consent or approval that has not been obtained (except to the extent provided for in this Agreement); or (b) violate any provision of Carlyle's organizational documents.

        (3) Enforceability. This Agreement constitutes a legal, valid and binding obligation of Carlyle enforceable against Carlyle in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and general equitable principles.

        (4) No Bankruptcy or Dissolution. No "Bankruptcy/Dissolution Event" (as defined below) has occurred with respect to Carlyle. As used herein, a "BANKRUPTCY/DISSOLUTION EVENT" means any of the following: (a) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (b) the appointment of a trustee or receiver of any property interest; (c) an assignment for the benefit of creditors; (d) an attachment, execution or other judicial seizure of a substantial property interest; (e) the taking of, failure to take, or submission to any action indicating an inability to meet its financial obligations as they accrue; or (t) a dissolution or liquidation, death or incapacity.

        (5) Ownership of Membership Interest. Except for the assignment to Buyer on the Closing Date as provided in this Agreement, Carlyle has not assigned or transferred the Carlyle Interest or any portion thereof, and Carlyle owns the Carlyle Interest free and clear of all liens, encumbrances, claims, rights, judgments, leases, easements, restrictions and other matters affecting title, except for the Property Agreements.

        (6) Tax Matters. It represents and warrants to Buyer that it is not a "foreign person" within the meaning of Section 1445 of the Code and the regulations issued thereunder.

     C. Representations and Warranties of Urban. Urban hereby represents and warrants the following to Buyer:

        (1) Authority. Urban has all requisite partnership power and authority to execute and deliver, and to perform all of its obligations under, this Agreement.

        (2) Due Execution. The execution, delivery and performance of this Agreement has been duly authorized by all necessary partnership action on the part of Urban and does not and will not (a) require any consent or approval that has not been obtained (except to the extent provided for in this Agreement); or (b) violate any provision of Urban's organizational documents.

          (3) Enforceability. This Agreement constitutes a legal, valid and binding obligation of Urban enforceable against Urban in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors, rights and general equitable principles.

          (4) No Bankruptcy or Dissolution. No Bankruptcy/Dissolution Event has occurred with respect to Urban.

          (5) Ownership of Membership Interest. Except for the assignment to Buyer on the Closing Date as provided in this Agreement, Urban has not assigned or transferred the Urban Interest or any portion thereof, and Urban owns the Urban Interest free and clear of all liens, encumbrances, claims, rights, judgments, leases, easements, restrictions and other matters affecting title, except for the Property Agreements.

          (6) Tax Matters. It represents and warrants to Buyer that it is not a "foreign person" within the meaning of Section 1445 of the Code and the regulations issued thereunder.

     D. Representations and Warranties of JMB. JBM hereby represents and warrants the following to Buyer:

          (1) Authority. JMB has all requisite corporate power and authority to execute and deliver, and to perform all of its obligations under, this Agreement.

          (2) Due Execution. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of JMB and does not and will not (a) require any consent or approval that has not been obtained (except to the extent provided for in this Agreement); or (b) violate any provision of JMB's organizational documents.

          (3) Enforceability. This Agreement constitutes a legal, valid and binding obligation of JMB enforceable against JMB in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and general equitable principles.

          (4) No Bankruptcy or Dissolution. No Bankruptcy/Dissolution Event has occurred with respect to JBM.

          (5) Ownership of Membership Interest. Except for the assignment to Buyer on the Closing Date as provided in this Agreement, JMB has not assigned or transferred the JMB Interest or any portion thereof, and JMB owns the JMB Interest free and clear of all liens, encumbrances, claims, rights, judgments, leases, easements, restrictions and other matters affecting title, except for the Property Agreements.

          (6) Tax Matters. It represents and warrants to Buyer that it is not a "foreign person" within the meaning of Section 1445 of the Code and the regulations issued thereunder.

     E. Representations and Warranties of Buyer. Buyer hereby represents and warrants the following to Seller:

          (1) Authority. Buyer has all requisite power and authority to execute and deliver, and to perform all its obligations under this Agreement.

          (2) Due Execution. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Buyer and does not and will not (a) require any consent or approval that has not been obtained or (b) violate any provision of Buyer's organizational documents.

          (3) Enforceability. This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and general equitable principles.

          (4) No Bankruptcy or Dissolution Event. No Bankruptcy/Dissolution Event has occurred with respect to Buyer, or if Buyer is a partnership, any of the general partners in Buyer. Buyer has sufficient capital or net worth to meet its obligations, including payment of the Purchase Price, under this Agreement.

     F. Survival. Except as otherwise provided, any cause of action with respect to a breach of the representations and warranties set forth in this Paragraph 8 shall survive until December 31, 1997, at which time such representations and warranties (and any cause of action resulting from a breach thereof not then in litigation) shall terminate.

     G. Knowledge as a Defense. Seller shall have no liability with respect to a breach of the representations and warranties set forth in this Agreement to the extent that Buyer proceeds with the Closing with actual knowledge of such breach.

     H. Certain Limitations. As used in this Agreement, "the actual knowledge of Seller" or words of similar import, shall mean the present actual knowledge of any or all of H. Rigel Barber, Julia A. Stibolt and Paul J. Grant without any duty to make inquiry and excluding any constructive or imputed knowledge from any other person; provided, however, that nothing in this Agreement shall be deemed to create or impose any personal liability of any kind on H. Rigel Barber, Julia A. Stibolt and Paul J. Grant. Seller shall have no further liability under this Agreement in connection with any representation or warranty to the extent the accuracy of the same is confirmed by an estoppel certificate delivered to Buyer pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement and without limitation upon the limitations elsewhere in this
Agreement: (1) neither Seller nor Buyer ("BENEFITTING PARTY") shall make a Claim against the other (the "NON-BENEFITTING PARTY") for damages for breach or default of any representation or warranty under this Paragraph 8 or any other breach hereof, unless the amount of such Claim, in the Benefitting Party's reasonable opinion, exceeds, in the aggregate, an amount equal to $225,000; and
(2) under no circumstances shall Seller be liable to Buyer on account of this Agreement, any covenant, representation, warranty, or indemnification obligation herein, any document executed in connection with this Agreement or any transaction or matter contemplated hereby, in an aggregate amount in excess of an amount equal to $8,000,000. In the event of a breach of this Agreement, the Benefitting Party shall not be entitled to recover consequential damages.

     I. Certain Interim Covenants of Seller. Until the Closing Date or the sooner termination of this Agreement:

          (1) Seller shall cause the Property to be operated and maintained in the same manner as prior hereto pursuant to its normal course of business (such maintenance obligation not including extraordinary capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty or eminent domain or other events beyond the control of Seller, including changes in laws, rules, ordinances and regulations.

          (2) Seller shall not permit any additional service contracts or other similar agreements affecting the Property to be entered into or renewed without the prior consent of Buyer, except service contracts deemed reasonably necessary by Seller which are cancelable on 30 days' notice.

          (3) Seller shall cause the Property to be offered for lease in the same manner as prior hereto pursuant to its normal course of business and shall keep Buyer reasonably informed as to the status of leasing prior to the Closing Date. Seller shall not permit any new Tenant Leases or material modifications of existing Tenant Leases without the consent of Buyer. In no event shall Seller have any obligation to cause any new Tenant Lease to be entered into or permit the modification of any existing Tenant Lease unless Buyer shall agree in writing to cause the Company to pay or reimburse Seller on the Closing Date for all tenant improvement costs and leasing commissions incurred under or in connection therewith.

          (4) Subject to the terms of the Tenant Leases, Seller shall provide Buyer with reasonable access to the Premises through the Closing Date. Buyer's activities at the Premises shall at all times be conducted in compliance with applicable laws and the terms of the Property Agreements, and in a manner so as to not cause damage, loss, cost or expense to Urban, CPA, Nominee, the Premises or the tenants of the Premises (and without unreasonably interfering with or disturbing any tenant at the Premises), and Buyer shall promptly restore the Premises to its condition immediately preceding such access and shall keep the Premises free and clear of any mechanic's liens or materialmen's liens in connection with such access. In no event shall Buyer contact the Massachusetts Transportation Authority, Existing Lender or the

Boston Redevelopment Authority or any tenant of the Premises nor shall Buyer contact any government authority having jurisdiction over the Property without Seller's express written consent, which shall not be unreasonably withheld or delayed, but may be conditioned upon making arrangements for a representative of Seller to be present during any such communications. Buyer shall provide Seller with copies of the comprehensive general liability insurance policies which shall be maintained by Buyer and each consultant which Buyer will have present on the Premises prior to the date of entry upon the Premises, with the limits, coverage and insurer under such policies being reasonably satisfactory to Seller. Buyer shall inform Seller at least 24 hours in advance of each intended entry onto the Premises and Seller shall have the right, at its option, to cause a representative of Seller to accompany Buyer or its representatives during such entry. Any intrusive physical testing (environmental, structural or otherwise) at the Premises (such as soil borings or the like) shall be conducted by Buyer only after obtaining Seller's prior written consent to such testing, which consent shall be conditioned upon, among other things, Seller's reasonable approval of the following: (a) the contractor who will be conducting such testing; (b) such contractor's insurance coverage as provided above; (c) the scope and nature of the testing to be performed by such contractor; and (d) the written agreement by such contractor to be bound by the confidentiality provisions of Paragraph 11F. Buyer shall indemnify, protect, defend and hold Seller, CPA, Nominee and their respective partners, members, shareholders, officers, directors, employees, members, managers, trustees, beneficiaries, contractors, agents and advisors harmless from and against any Claim in any way arising from the inspections or examinations of the Premises by Buyer or its agents or contractors. Nothing in this subparagraph shall be construed as granting Buyer any due diligence contingency, Buyer acknowledging that Buyer is fully satisfied with its due diligence investigation of the Property and the Due Diligence Materials.

     9. DISCLAIMER. AS AN ESSENTIAL INDUCEMENT TO SELLER TO ENTER INTO THIS AGREEMENT, BUYER ACKNOWLEDGES, UNDERSTANDS AND AGREES AS OF THE DATE HEREOF AND AS OF THE CLOSING DATE AS FOLLOWS:

        A. DISCLAIMER.

           (1) AS-IS, WHERE-IS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SALE OF THE SUBJECT

INTEREST HEREUNDER IS AND WILL BE MADE ON AN "AS IS, WHERE IS" BASIS AND SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE OF, AS TO, CONCERNING OR WITH RESPECT TO THE SUBJECT INTERESTS, THE COMPANY, THE PROPERTY OR ANY OTHER MATTER WHATSOEVER.

          (2) SOPHISTICATION OF BUYER. BUYER IS A SOPHISTICATED BUYER WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTY AND BUYER HAS COMPLETED ALL PHYSICAL AND FINANCIAL EXAMINATIONS RELATING TO THE ACQUISITION OF THE SUBJECT INTERESTS HEREUNDER IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF A SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE TITLE POLICIES AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER (OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT).

          (3) DUE DILIGENCE MATERIALS. ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY, THE COMPANY OR THE SUBJECT INTEREST IS SOLELY FOR BUYER'S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCE AND SELLER HAS NOT MADE AN INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION (EXCEPT TO THE EXTENT PROVIDED IN THE AGREEMENT).

     B. SURVIVAL. THIS PARAGRAPH 9 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT OR THE CLOSING DATE AND SHALL NOT BE DEEMED TO HAVE MERGED INTO ANY OF THE DOCUMENTS EXECUTED OR DELIVERED AT CLOSING. TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OR WARRANTIES CONTAINED HEREIN ARE "CONSPICUOUS" DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATION
OR ORDER.

                               /S/ BMB
                               ------------------
                               INITIALS OF BUYER


     10.  Conditions to Closing.

          A. Seller's Conditions to Closing. In addition to the conditions provided in other provisions of this Agreement, Seller's obligations to perform its undertakings provided in this Agreement (including its obligation to sell the Property) are conditioned on the following:

              (1) Performance by Buyer. The due performance by Buyer of each and every undertaking and agreement to be performed by it hereunder (including the delivery to Seller of the items specified to be delivered by Buyer in Paragraph 6 hereof) and the material truth of each representation and warranty made by Buyer in this Agreement at the time as of which the same is made and as of the Closing Date as if made on and as of the Closing Date.

              (2) No Bankruptcy or Dissolution. That at no time on or before the Closing Date shall any Bankruptcy/Dissolution Event have occurred with respect to Buyer.

              (3) Certain Property-Agreement Estoppels. Seller shall have received an estoppel certificate from each party to the REA, the Development Agreement, the Chilled Water Agreements and certain other agreements affecting title to the Central Area substantially in the forms of Exhibit "DD" (or such other form which is required by the applicable agreement), and indicating no material and adverse matters. Buyer shall provide the estoppel to be provided by the owner of the Marriott hotel as indicated.

              (4) Landlord Estoppels. Seller shall have received an estoppel certificate from the landlord under each of the Central Area Sublease Documents, the Master Lease Documents, the Dartmouth Garage Lease Documents and the Marriott Garage Sublease Documents, substantially in the forms of "EE" (or such other form which is required of the landlord under the applicable lease), and indicating no material and adverse matters. Urban shall provide the estoppel to be provided by the landlord under the Central Area Sublease Documents, and Buyer shall cause the estoppel to be provided by the owner of the Marriott Hotel.

              (5) Existing Lender's Estoppel. Seller shall have received the Existing Lender's Estoppel.

         B. Buyer's Conditions to Closing. In addition to the conditions provided in other provisions of this Agreement, Buyer's obligations to perform its undertakings provided in this Agreement (including its obligation to purchase the Property) are conditioned on the following:

              (1) Performance by Seller. The due performance by Seller of each and every undertaking and agreement to be performed by it hereunder (including the delivery to Buyer of the items specified to be delivered by Seller in Paragraph 6) and the material truth of each representation and warranty made by Buyer in this Agreement at the time as of which the same is made and as of the Closing Date as if made on and as of the Closing Date.

              (2) No Bankruptcy or Dissolution. That at no time on or before the Closing Date shall a Bankruptcy/Dissolution Event have occurred with respect to any of (a) CPA, Carlyle, Urban, JMB or tenants under Tenant Leases demising in excess of 25,000 rentable square feet within the Central Area.

              (3) Certain Project Agreement Estoppels. Buyer shall have received an estoppel certificate from each party to the REA, the Development Agreement, the Chilled Water Agreements and certain other agreements affecting title to the Central Area substantially in the forms of Exhibit "DD" (or such other form which is required by the applicable agreement), and indicating no material and adverse matters.

              (4) Landlord Estoppels. Buyer shall have received an estoppel certificate from the landlord under each of the Central Area Sublease Documents, the Master Lease Documents, the Dartmouth Garage Lease Documents and the Marriott Garage Sublease Documents, substantially in the forms of Exhibit "EE" (or such other form which is required of the landlord under the applicable lease), and indicating no material and adverse matters.

              (5) Tenant Estoppels. Buyer shall have received on or before the Closing Date, estoppel certificates from tenants under the Tenant Leases occupying at least 80% of the net leased, rentable square footage of each of the retail and office components of the Central Area demised by the Tenant Leases described in Exhibit "P" (excluding those Tenant Leases which have a term expiring prior to the Closing Date), including each Major Tenant, in substantially the form attached as Exhibit "FF or otherwise in the form required by the applicable Tenant, and containing no material and adverse modifications or material and adverse additional matters.

               (6) Existing Lender's Estoppel. Buyer shall have received the Existing Lender's Estoppel.

         C. Failure of Certain Conditions. Notwithstanding subparagraph B above, in the event that any of the conditions set forth in subparagraphs (3),
(4) or (5) of subparagraph B above are not satisfied as of January 10, 1997, then the Closing Date shall be extended to January 17, 1997. If the Closing Date is extended to January 17, 1997 and any of the conditions set forth in subparagraphs: (3), (4) or (5) of subparagraph B above are not satisfied as of January 17, 1997, then Buyer shall have the election at the Closing Conference to either (a) terminate this Agreement, or (b) extend the Closing Date to January 24, 1997; provided, however, that if Buyer elects option (a) above, then Seller, at its option, may void such termination and Buyer shall be obligated to consummate the Closing Transactions in accordance with this Agreement at the Closing Conference if Seller agrees in a written notice delivered to Buyer at the Closing Conference to be responsible for the "Missing Required Estoppel Indemnification Obligation" (as defined below). If the Closing Date is extended to January 24, 1997 and any of the conditions set forth in subparagraphs (3), (4) or (5) of subparagraph B above are not satisfied as of January 24, 1997, then Buyer shall have the election at the Closing Conference to terminate this Agreement; provided, however, that Seller, at its option, may void such termination and Buyer shall be obligated to consummate the Closing Transactions in accordance with this Agreement at the Closing Conference if Seller agrees in a written notice delivered to Buyer at the Closing Conference to be responsible for the Missing Required Estoppel Indemnification Obligation. If this Agreement is terminated by operation of this subparagraph C, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations to each other hereunder (except for those provisions under this Agreement which, by their express terms, survive such termination). If the Closing Date is extended to January 24, 1997, and Buyer and Seller shall not have received the estoppel from the Boston Redevelopment Authority meeting the requirements of Paragraph 1OA(4) (the "BRA Estoppel"), then at Buyer's option (i) Seller and Buyer shall consummate the Closing Transactions, except that the Dartmouth Garage and the Personal Property, Intangible Property and Property Agreements related to the Dartmouth Garage (collectively, the "Dartmouth Property") shall not be assigned to the Company and shall be retained by Urban (and there shall be no reduction in the Purchase Price as a result of failure by Urban to assign the Dartmouth Property to the Company); (ii) Seller shall continue to use diligent efforts to obtain the BRA Estoppel, and upon the receipt by the parties of the BRA Estoppel, the Dartmouth Property shall be transferred to the Company as contemplated by this

Agreement; and (iii) prior to the date of the transfer of the Dartmouth Property to the Company, Seller (other than Carlyle) shall indemnify and make Buyer whole from all economic consequences of the failure to transfer the Dartmouth Property on the Closing Date. The obligations set forth in clauses
(ii) and (iii) shall survive the Closing Date. The obligation set forth in clause (iii) shall mean, that for the period commencing on the Proration Date and ending immediately prior to the transfer of the Dartmouth Property as contemplated in clause (ii), Seller (other than Carlyle) shall pay to Buyer on a quarterly basis in arrears (within 20 days after the end of each quarter), an amount equal to that portion of net cash flow from the Dartmouth Property which Buyer would have received under the LLC Agreement had the Dartmouth Property been transferred under this Agreement to the Company on the Closing Date (the amount payable with respect to the first quarter being adjusted by the prorations provided for in Paragraph 6D assuming income and expenses for the Dartmouth Garage had been prorated as of the Proration Date in the manner provided for in such Paragraph 6D). In no event prior to the transfer of the Dartmouth Garage as contemplated by clause (ii) above shall Urban transfer or assign all or any portion of its interest in the Dartmouth Property (whether by assignment sublease or hypothecation, or otherwise),without the prior written consent of Buyer. Except as expressly provided in this Paragraph 10C, if the Closing has not occurred by January 24, 1997 due to the non-satisfaction of any of the conditions set forth in Paragraph 10, then either of Buyer or Seller may terminate this Agreement by written notice to the other party, and upon such termination, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations to each other hereunder (except for those provisions under this Agreement which, by their express terms, survive such termination). As used herein, the "MISSING REQUIRED ESTOPPEL INDEMNIFICATION OBLIGATION" means Seller's obligation to indemnify, protect, defend and hold the Company, Nominee and Buyer harmless from and against any and all third party Claims to the extent arising from facts or circumstances that are inconsistent with the statements set forth in the forms of the estoppels which are attached as Exhibits "DD", "EE" and "FF" which are needed to satisfy the conditions set forth in subparagraphs (3), (4) and (5) of subparagraph B above as of the Closing but which have not been received by Buyer as of the Closing. In no event shall Seller have any liability or obligation in connection with the Missing Required Estoppel Indemnification Obligation unless: (i) Seller elects to assume the Estoppel Indemnification Obligation pursuant to this subparagraph C; and (ii) the facts and circumstances giving rise to Seller's indemnification obligation relate to the period prior to the Closing Date.

         11. Miscellaneous.

             A. Brokerage Issues.

                (1) Except as provided in subparagraph (2) below, Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement or to its knowledge is in any way connected with any of such transactions. In the event of a claim for broker's or finder's fee or commissions in connection herewith, then Seller shall indemnify, protect, defend and hold Buyer harmless from and against the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Buyer shall indemnify, protect, defend and hold Seller harmless from and against the same if it shall be based upon any statement or agreement alleged to have been made by Buyer.

            (2) Richard Ellis, LLC ("RELLC") has been engaged by Seller in connection with the transaction contemplated by this Agreement, and without limitation on the foregoing provisions of this Paragraph, if and only if the transaction contemplated hereby shall close in accordance with the terms of this Agreement, Seller shall pay RELLC a fee pursuant to a separate agreement between Seller and RELLC.

         B. Limitations of Liability. The liability of Carlyle under or in connection with any required payment or performance by Seller under this Agreement to the extent related to the Central Area shall be several, and Carlyle's responsibility for any payment by Seller or liability or obligation of Seller under this Agreement shall be limited to 50% of such payment, liability or obligation. JMB and Urban shall be jointly and severally liable for any payment by Seller or liability or obligation of Seller under this Agreement. Without limitation on the foregoing: (1) Urban (and not JMB or Carlyle) shall be solely liable for the obligations, representations, warranties, indemnities and liability of Seller under this Agreement to the extent the same relate solely to the Dartmouth Garage; and (2) no present or future partner, member, manager, director, officer, shareholder, employee, advisor, affiliate or agent of or in Seller or any affiliate of Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller's respective assets for the payment of any claim or for any performance, and Buyer hereby waives any and all such personal liability. For purposes of this subparagraph B, no negative capital account or any contribution or payment obligation of any partner in Seller shall constitute an asset of Seller. The limitations of liability contained in this Paragraph shall survive the termination of this Agreement or the Closing Date, as applicable, and are in addition to, and not in limitation of, any limitation on liability provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.

         C. Successors and Assigns. No party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other parties (in which event such transferee shall assume in writing all of the transferor's obligations hereunder, but such transferor shall not be released from its obligations hereunder). Notwithstanding the foregoing, Buyer may assign its rights under this Agreement at any time prior to five (5) business days prior to the Closing Date to a wholly owned subsidiary of Buyer or of Overseas Property Leasing Corp. with the consent of Seller (such consent not to be unreasonably withheld if such assignee executes a written assumption of all of Buyer's obligations under this Agreement in the form reasonably approved by Seller and the Letter of Credit is not adversely affected by such assignment), provided, however, that no such assignment shall operate to release Buyer from its obligations under this Agreement unless such release is consented to by Seller in writing. No consent given to any transfer or assignment of a party's rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of such party's rights or obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and shall be binding upon the successors and assigns of the parties.

         D. Notices. Any notice which a party is required or may desire to give the other shall be in writing and shall be sent by personal delivery or by mail (either (i] by United States registered or certified mail, return receipt requested, postage prepaid, or [ii] by United Parcel Service Next Day Air or similar generally recognized overnight carrier regularly providing proof of delivery), addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given at least five (5) days in advance):

          To Buyer:

          Overseas Partners Capital Corp.
          115 Perimeter Center Place, Suite 940
          Atlanta, Georgia 30346-1223
          Attention:  Michael J. Molletta,
          Office:     Vice President/Controller
          Telecopier: (770) 913-6756

          With Copy To:

          Hutchins, Wheeler & Dittmar
          101 Federal Street
          Boston, Massachusetts 02110
          Attention:  John C. Thomson, Esq.
          Office:     (617) 951-6600
          Telecopier: (617) 951-1295

          To Seller:

          c/o JMB Realty Corporation
          900 North Michigan Avenue
          Chicago, Illinois 60611
          Attention:  H. Rigel Barber
          Office:     (312) 440-4800
          Telecopier: (312) 915-1970

          With Copy To:

          c/o JMB Realty Corporation
          900 North Michigan Avenue
          Chicago, Illinois 60611
          Attention:  Glenn Emig
          Office:     (312) 440-4800
          Telecopier: (312) 915-1970

          With Copy To:

          c/o JMB Realty Corporation
          900 North Michigan Avenue
          Chicago, Illinois 60611
          Attention:      General Counsel
          Office:         (312) 440-4800
          Telecopier      (312) 915-1970

          With Copy To:

          Pircher, Nichols & Meeks
          1999 Avenue of the Stars
          Suite 2600
          Los Angeles, California 90067
          Attention:      Real Estate Notices (PGN/RCS)
          Office:         (310) 201-8900
          Telecopier:     (310) 201-8922

          To Title Company:

          Ticor Title Insurance Company
          101 Federal Street, 21st Floor
          Boston, Massachusetts 02110
          Attention:      Mr. Robert Capozzi
          Office:         (617) 737-6061
          Telecopier:     (617) 261-7641

         Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier's proof of delivery, as the case may be. Any such notice not so given shall be deemed given upon actual receipt of the same by the party to whom the same is to be given. Notices may be given by facsimile transmission and shall be deemed given upon the actual receipt of the same by the individual to which they are addressed, and shall be promptly followed by a hard copy notice by mail as provided above.

              E. Legal Cost. In the event any action be instituted by a party to enforce this Agreement, the prevailing party in such action (as determined by the court, agency or other authority before which such suit or proceeding is commenced), shall be entitled to such reasonable attorneys' fees, costs and expenses as may be fixed by the decision maker. The foregoing includes, but is not limited to, reasonable attorneys' fees, expenses and costs of investigation incurred in (1) appellate proceedings; (2) in any post-judgement proceedings to collect or enforce the judgement; (3) establishing the right to indemnification; and (4) any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes: This provision is separate and several and shall survive the consummation of the transaction contemplated by Agreement or the earlier termination of this Agreement.

         F. Confidentiality. The Closing Transactions and the terms thereof contemplated in this Agreement, including the Purchase Price and all other financial terms, as well as the information discovered by Buyer and its agents in connection with its due diligence investigation of the Property (including the Due Diligence Materials) shall remain confidential and shall not be disclosed by either party hereto without the written consent of the other except (1) to such party's directors, officers, partners, employees, legal counsel, accountants, lenders engineers, architects, financial advisors and similar professionals and consultants (including Broker, in the case of Seller) to the extent such party deems it necessary or appropriate in connection with the transaction contemplated hereunder (and such party shall inform each of the foregoing parties of such party's obligations under this Paragraph and shall secure the agreement of such parties to be bound by the terms hereof); (2) as otherwise required by law or regulation; (3) to Existing Lender, for the purposes set forth in Paragraph 5; and (4) to Title Company, in connection with its services rendered in connection with this Agreement. Each party shall indemnify, defend and hold the other party harmless from and against any Claims arising from a breach by it of this Paragraph. The restrictions in this Paragraph shall survive for a period of one year after the Closing or the termination of this Agreement.

         G. Further Instruments. Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement.

         H.               Matters of Construction.

                          (1)     Incorporation of Exhibits.  All exhibits
attached and referred to in this Agreement are hereby incorporated herein as fully set forth in (and shall be deemed to be a part of) this Agreement.

                          (2)     Entire Agreement.  This Agreement contains
the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters except the Deposit Escrow Agreement.

                          (3)     Time of the Essence.  Subject to subparagraph
(4) below, time is of the essence of this Agreement.

                          (4)     Non-Business Days.  Whenever action must be
taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period

(or date) shall be extended until the immediately following business day. As used herein, "business day" means any day other than a Saturday, Sunday or federal or Massachusetts state holiday.

                          (5)     Severability. If any term or provision of
this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

                          (6)     Interpretation.  Words used in the singular
shall include the plural, and vice-versa, and any gender shall be deemed to include the other. Whenever the words "including", "include" or "includes" are used in this Agreement, they should be interpreted in a non-exclusive manner. The captions and headings of the Paragraphs of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof. Except as otherwise indicated, all Exhibit and Paragraph references in this Agreement shall be deemed to refer to the Exhibits and Paragraphs in this Agreement. Each party acknowledges and agrees that this Agreement (a) has been reviewed by it and its counsel; (b) is the product of negotiations between the parties, and (c) shall not be deemed prepared or drafted by any one party. In the event of any dispute between the parties concerning this Agreement, the parties agree that any ambiguity in the language of the Agreement is to not to be resolved against Seller or Buyer, but-shall be given a reasonable interpretation in accordance with the plain meaning of the terms of this Agreement and the intent of the parties as manifested hereby.

                          (7)     No Waiver.  Waiver by one party of the
performance of any covenant, condition or promise of the other party shall not invalidate this Agreement, nor shall it be deemed to be a waiver by such party of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature). No failure or delay by one party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by such party while the other party continues to be so in default.

                          (8)     Consents and Approvals.  Except as otherwise
expressly provided herein, any approval or consent provided to be given by a party hereunder may be given or withheld in the absolute discretion of such party.

                          (9)     Governing Law. THIS AGREEMENT SHALL BE
CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REGARD TO CONFLICTS OF LAW).

                          (10)    Third Party Beneficiaries.  Except as
otherwise expressly provided in this Agreement, Seller and Buyer do not intend by any provision of this Agreement to confer any right, remedy or benefit upon any third party (express or implied), and no third party shall be entitled to enforce or otherwise shall acquire any right, remedy or benefit by reason of any provision of this Agreement.

                          (11)    Amendments.  This Agreement may be amended by
written agreement of amendment executed by all parties, but not otherwise.

                          (12)    Survival.  Unless otherwise expressly
provided for in this Agreement, the representations, warranties, covenants and conditions of the parties set forth in this Agreement shall not survive the Closing. Notwithstanding the foregoing (a) all indemnification obligations in this Agreement shall survive the Closing (except that any indemnification obligation based upon a breach of a representation or warranty shall survive only for so long as such representation or warranty survives pursuant to this Agreement); and (b) the indemnification obligations set forth in Paragraphs 8I(4), 11A and 11F shall survive the termination of this Agreement for a period of one year.

         I. Buyer's Delivery of Certain Information. In the event the transaction contemplated hereby shall fail to close for any reason other than a default by Seller hereunder, Buyer shall, at its expense, promptly deliver to Seller all existing originals and copies of the written information and materials supplied to Buyer by Seller, URPC or their respective agents.

         J. Post Closing Access. For a period of five (5) years subsequent to the Closing Date, Seller and its employees, agents and representatives shall be entitled to access during business hours to all documents, books and records given to Buyer by Seller at the Closing for tax and audit purposes, regulatory compliance, and cooperation with governmental investigations upon reasonable prior notice to Buyer, and shall have the right to make copies of such documents, books and records at Seller's expense.

         K. Indemnification. If the Closing shall occur, then the parties shall have the following indemnification obligations:

                          (1)     Company. JMB and Buyer shall cause the
Company to indemnify, protect, defend and hold Seller and CPA harmless from and against the following: (a) any and all third party Claims for torts or breaches of contract to the extent related to the Property (including failure to perform obligations arising under any Property Agreement), which result from, or relate solely to, actions or events which first occur or arise on or after the Closing Date; and (b) any Claims arising by reason of the failure to pay any expense or obligation for which the Company receives a proration credit pursuant to Paragraph 6D (including failure to return security deposits credited to the Company).

                           (2)    Seller.  Seller shall indemnify, protect,
defend and hold the Company, Nominee and Buyer harmless from and against the following: (a) any and all third party Claims for the torts or breaches of contract to the extent related to the Property, which result from, or relate solely to, actions or events which occur prior to the Closing Date (including failure to perform obligations arising under any Property Agreement and relating to the period prior to the Closing Date but excluding obligations or liabilities which are expressly assumed by the Company pursuant to this Agreement); (b) any Claims arising by reason of the failure to pay any expense or obligation for which CPA receives a proration credit pursuant to Paragraph 6D; (c) any Claims arising from a breach by Seller of its representations and warranties contained in this Agreement or Seller's default under this Agreement (including failure to perform any of its indemnification obligations under this Agreement), subject to the limitations set forth in Paragraph 8F, G and H of this Agreement; (d) any third party Claims arising from any obligation or liability of CPA or Seller which is not related to or arising from the Property; and (e) any third party Claims related to the organization, operation or taxation, of JMB, Carlyle, Urban or CPA but excluding obligations or liabilities expressly assumed by the Company pursuant to this Agreement.

                          (3)     Buyer.  Buyer shall indemnify, protect,
defend and hold CPA and Seller harmless from and against any Claims arising from a breach by Buyer of its representations and warranties contained in this Agreement or Buyer's default under this Agreement (including failure to perform any of its indemnification obligations under this Agreement) subject to the limitations set forth in Paragraphs 8F, G and H of this Agreement.

         L. Indemnification Obligations. The indemnification obligations under this Agreement shall be subject to the following provisions:

                          (1)     The party seeking indemnification
("INDEMNITEE") shall notify the other party ("INDEMNITOR") of any Claim against Indemnitee within forty-five (45) days after it has notice of such Claim, but failure to notify Indemnitor shall in no case prejudice the rights of Indemnitee under this Agreement unless Indemnitor shall be prejudiced by such failure and then only to the extent of such prejudice. Should Indemnitor fail to discharge or undertake to defend Indemnitee against such liability (with counsel approved by Indemnitee), within thirty (30) days after Indemnitee gives Indemnitor written notice of the same, then Indemnitee may settle or defend such Claim, and Indemnitor's liability to Indemnitee shall be conclusively established by such settlement, the amount of such liability to include both defense costs and any settlement consideration and the reasonable costs and expenses, including attorneys' fees, incurred by Indemnitee in effecting such settlement or judgement. Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnitee unless: (a) the employment of such counsel shall have been authorized in writing by Indemnitor in connection with the defense of such action, (b) Indemnitor shall not have employed counsel to direct the defense of such action, or (c) Indemnitee shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to Indemnitor (in which case Indemnitor shall not have the right to direct the defense of such action or of Indemnitee), in any of which events such fees and expenses shall be borne by Indemnitor.

                          (2)     The indemnification obligations under this
Agreement shall cover the costs and expenses of Indemnitee, including reasonable attorneys' fees, related to any actions, suits or judgments incident to any of the matters covered by such indemnities.

                          (3)     The indemnification obligations under this
Agreement shall also extend to any present or future advisor, trustee, director, officer, partner, employee, beneficiary, shareholder, participant or agent of or in Indemnitee or any entity now or hereafter having a direct or indirect ownership interest in Indemnitee.

         M. Jurisdiction: Venue. Each party hereby consents to the jurisdiction of any state or federal court located within Suffolk County, Massachusetts, waives personal service of any and all process upon it, consents to service of process by registered mail directed to each party at the address for notices herein, and acknowledges that service so made shall be deemed to be completed upon actual delivery thereof (whether accepted or refused). Each party further consents and agrees that venue of any action instituted under this Agreement shall be proper in Suffolk County, Massachusetts, and hereby waives any objection to such venue.

         N. Waiver of Trial by Jury. The parties hereby irrevocably waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

         O. No Recordation. In no event shall this Agreement or any document or other memorandum related to the subject matter of this Agreement be recorded without the consent of Buyer and Seller.

         P. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which, when taken together, shall constitute one and the same instrument, with the same effect as if all of the parties to this Agreement had executed the same counterpart.

         THE SUBMISSION OF THIS AGREEMENT FOR EXAMINATION IS NOT INTENDED TO AND SHALL NOT CONSTITUTE AN OFFER TO SELL, OR A RESERVATION OF, OR OPTION OR PROPOSAL OF ANY KIND FOR THE PURCHASE OF THE SUBJECT INTERESTS. IN NO EVENT SHALL ANY DRAFT OF THIS AGREEMENT CREATE ANY OBLIGATION OR LIABILITY, IT BEING UNDERSTOOD THAT THIS AGREEMENT SHALL BE EFFECTIVE AND BINDING ONLY WHEN A COUNTERPART HEREOF HAS BEEN EXECUTED AND DELIVERED

                    CARLYLE:

                    CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XIII an Illinois limited partnership

                    By: JMB REALTY CORPORATION,
                        a Delaware corporation
                        Its General Partner


                        By: /s/ Glenn E. Emig
                           ----------------------------
                        Name:   Glenn E. Emig
                             --------------------------
                        Title:  EVP
                              -------------------------

                    URBAN:

                    URBAN INVESTMENT AND DEVELOPMENT CO.
                    an Illinois general partnership

                    By: JMB REALTY CORPORATION,
                        a Delaware corporation
                        Its Managing General Partner

                        By: /s/ H. Rigel Barber
                           ---------------------------
                        Name:  H. Rigel Barber
                             -------------------------
                        Title: EVP - CEO
                              ------------------------



                    JMB:

                    JMB REALTY CORPORATION,
                    a Delaware corporation

                    By:   /s/ H. Rigel Barber
                          -------------------------------
                    Name: H. Rigel Barber
                          -------------------------------
                    Name: EVP - CEO
                          -------------------------------

                                       BUYER:

                                       OVERSEAS PARTNERS CAPITAL CORP.,
                                       a Delaware corporation


                                       By: /s/ Bruce M. Barone
                                           -------------------------------
                                       Name:  Bruce M. Barone
                                       Title: President

                                  EXHIBIT LIST

  Exhibit "A"      -     Form of Certificate of Merger
  Exhibit "B"      -     Form of LLC Agreement
  Exhibit "C"      -     Form of Management Agreement
  Exhibit "D"      -     Form of Consulting Agreement
  Exhibit "E"      -     List of Central Area Sublease Documents
  Exhibit "F"      -     List of Dartmouth Garage Lease Documents
  Exhibit "G"      -     List of Due Diligence Materials
  EXHIBIT "H"      -     List of Existing Loan Documents
  Exhibit "I"      -     List of Marriott Garage Sublease Documents
  Exhibit "J"      -     List of Master Lease Documents
  Exhibit "K"      -     List of Parking Agreements
  Exhibit "L"      -     List of Certain Permitted Exceptions
  Exhibit "M"      -     List of Certain Personal Property
  Exhibit "N"      -     List of Certain Property Agreements
  Exhibit "O"      -     List of Service Contracts
  Exhibit "P"      -     List of Tenant Leases
  Exhibit "Q"      -     Form of Existing Lender's Estoppel
  Exhibit "R"      -     Form of Agreement of Merger
  Exhibit "S"      -     Form of Certificate of Formation
  Exhibit "T"      -     Form of Central Area Bill of Sale, Assignment and
                         Assumption
  Exhibit "U"      -     Form of Dartmouth Garage Lease Assignment
  Exhibit "V"      -     Form of Dartmouth Garage Bill of Sale, Assignment
                         Assumption
  Exhibit "W"      -     Form of Membership Assignment and Assumption
  Exhibit "X"      -     Form of Non-Foreign Status Certificate
  Exhibit "Y"      -     List of Existing Property Employees
  Exhibit "Z"      -     Certain Assumed Leasing Costs
  Exhibit "AA"     -     List of Permits and Approvals
  Exhibit "BB"     -     List of Pending Disputes
  Exhibit "CC"     -     Certain Financial Information
  Exhibit "DD"     -     Forms of Certain Property Agreement Estoppels
  Exhibit "EE"     -     Forms of Landlord Estoppels
  Exhibit "FF"     -     Form of Tenant Estoppel